Baldwin & Lyons, Inc. Completes Name Change to Protective Insurance Corporation
CARMEL, Ind. – August 1, 2018 – Baldwin & Lyons, Inc., a property-casualty insurance holding company in the commercial transportation and workers' compensation industries, announces it will begin operating under a new name, Protective Insurance Corporation, effective today. Protective Insurance Corporation will retire the BWINA and BWINB ticker symbols and will immediately begin trading under new NASDAQ ticker symbols, PTVCA and PTVCB.
In May 2017, the Corporation's underwriting subsidiaries Protective Insurance Company, Sagamore Insurance Company, and Protective Specialty Insurance Company rebranded under the Protective Insurance name. The Corporation then decided to move forward with its own name change to better align its operational and market identities to reflect its position as a market leader in its chosen niches within the transportation and workers' compensation insurance industry.
"Harry Baldwin and Voris Lyons will forever be an instrumental part of our Corporation's legacy and a key component in our storied history," said Randy Birchfield, President & Chief Executive Officer, Protective Insurance Corporation. "However, as we move forward, it is important for our name to reflect our future. We are forging a path that is innovative and progressive, expanding rapidly in our core competencies of transportation and workers' compensation. The Protective name continues to hold meaning, as it is the first subsidiary that Harry and Voris founded in 1954. We believe it is a wonderful reminder of the past that still paves the way for an incredibly promising future."
Protective Insurance Corporation's story begins in 1930, when Harry Baldwin founded an insurance brokerage, H.C. Baldwin Agency in Indianapolis, Indiana. He was later joined by Voris Lyons in 1944, who was key in directing the Corporation's move into a market niche of self-insured retention coverage for trucking fleets. In 1954, they created Protective Insurance Company as a subsidiary to write property & casualty coverage for their rapidly growing commercial motor carrier business. The holding company name then changed to Baldwin & Lyons, Inc. in 1966. Over the next several decades, Baldwin & Lyons grew through organic growth, serviced by new subsidiaries and expanding into other lines of business.
Today, the Corporation's subsidiaries provide high-quality, customized insurance products and services for commercial motor carriers and workers' compensation through their retail and program channels. Protective Insurance Corporation operates out of its Carmel, Indiana headquarters, where it employs over 530 employees and is one of the largest public companies in the state.
For more information, visit the company's new website at www.protectiveinsurancecorporation.com.

About Protective Insurance Corporation
Founded in 1930, Protective Insurance Corporation serves as the publicly-traded holding company for several property-casualty insurance subsidiaries including Protective Insurance Company, Sagamore Insurance Company and Protective Specialty Insurance Company. Through its subsidiaries, the Corporation provides liability and workers' compensation coverage for trucking and public transportation fleets, along with trucking industry independent contractors. Additionally, the Corporation's subsidiaries offer workers' compensation coverage for a variety of classes outside the transportation industry. Protective Insurance Corporation is based in Carmel, Indiana. For more information, visit www.protectiveinsurancecorporation.com.

Investor Contact:
William Vens
wvens@protectiveinsurance.com
(317) 429-2554

Media Contact
Jim Shertzer
(317) 806-1900, ext. 4742
jshertzer@protectiveinsurance.com